Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus and Prospectus Supplement of Ardelyx, Inc. for the registration of up to $200,000,000 of common stock, preferred stock, debt securities, warrants, purchase contracts and/or units and to the incorporation by reference therein of our report dated March 5, 2015, with respect to the financial statements of Ardelyx, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

July 10, 2015